Exhibit 99.1

For Immediate Release

Contact:

Robert L. Kirkman, M.D.
Vice President, Business Development and
Corporate Communications
(510) 574-1419
rkirkman@pdl.com

PROTEIN DESIGN LABS ANNOUNCES POSITIVE FULL YEAR 2000 FINANCIAL RESULTS

Fremont, CA, February 13, 2001- Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today reported net income of $647,000, or $0.02 per basic and $0.01 per diluted share, for the year ended December 31, 2000, compared with a net loss of $10.3 million, or ($0.28) per basic and diluted share, in the year ended December 31, 1999. Revenues during 2000 totaled $63.1 million, a 76% increase over the $35.8 million in revenues reported for 1999. Revenues under agreements with third parties were $39.9 million in 2000, a 49% increase over the $26.8 million reported for 1999.

For the three months ended December 31, 2000, PDL had revenues of $17.6 million and a net loss of $51,000, or $0.00 per basic and diluted share. These results compare with revenues of $8.1 million and a net loss of $5.9 million, or ($0.16) per basic and diluted share, in the 1999 fourth quarter. Revenues in the 2000 fourth quarter included royalty revenues, portions of upfront fees paid to PDL pursuant to humanization agreements, a milestone payment, sponsored research and development funding, and interest income.

For the year ended December 31, 2000, total costs and expenses were $62.4 million, compared with $46.1 million in 1999. Research and development expenses were $42.3 million in 2000 compared with $36.1 million in 1999. General and administrative expenses were $12.1 and $9.8 million in 2000 and 1999, respectively. Interest expense was $8.0 million in 2000 compared with $155,000 in 1999.

Total costs and expenses in the 2000 fourth quarter were $17.6 million, compared with $14.0 million in the fourth quarter of 1999. Research and development expenses were $11.6 million in the fourth quarter of 2000, compared with $11.4 million in the year-earlier period. General and administrative expenses were $3.8 million and $2.5 million in the 2000 and 1999 fourth quarters, respectively. Interest expense was $2.3 million in the 2000 fourth quarter compared with $131,000 in the fourth quarter of 1999.

At December 31, 2000, PDL had cash, cash equivalents and investments totaling $661.2 million, compared with $137.2 million at December 31, 1999. The increase in cash position was due primarily to a public offering of common stock in September 2000 which raised approximately $362.3 million in gross proceeds, and a private placement in February 2000 of $150 million in principal amount of 5.5% convertible subordinated notes due 2007.

Outlook

The following paragraph provides forward-looking financial guidance that PDL believes to be correct as of February 13, 2001. PDL does not plan to update this information until its next financial press release and expressly disclaims any duty to update information contained in this press release.

For the year ending December 31, 2001, PDL currently anticipates total costs and expenses will increase approximately 20-25% compared with total costs and expenses in 2000. Revenues are expected to include royalty revenues, portions of upfront fees paid to PDL pursuant to humanization agreements, milestone payments, maintenance payments for patent licenses, patent license fees and interest income. The timing and amounts of non-interest revenues are dependent upon numerous factors and may be particularly dependent upon the seasonality of sales of licensed products, including Synagis® from MedImmune, Inc., and our ability to enter into new collaborative, humanization, and patent licensing agreements, as well as our ability to recognize revenue under any new and existing agreements. As a result, PDL is not providing guidance with respect to its expected quarterly financial results for 2001. For the fiscal year ending December 31, 2001, PDL currently expects to approximately break even.

PDL will webcast a conference call live at 4:30 p.m. Eastern time today to review its fourth quarter and fiscal year financial results, and to provide forward looking information and guidance with respect to its 2001 financial results. During the conference call, PDL will also review its clinical pipeline, including changes in the pipeline. A link to the conference call webcast will be available through the PDL website: www.pdl.com. Please connect to this website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. A replay of the webcast will be available from approximately one hour after the call through 11:59 p.m. Eastern time on February 20, 2001. A replay of the conference call will also be available by telephone from approximately 6:30 p.m. Eastern time on February 13 through February 20, 2001. To access the replay, dial 800-633-8284 from inside the U.S. and 858-812-6440 from outside the U.S. and enter reservation number 17804915.

The foregoing contains forward-looking statements involving risks and uncertainties and PDL's actual results may differ materially from those, express or implied, in the forward-looking statements. Factors that may cause such differences include, but are not limited to, the following: Financial results for the fiscal year ending December 31, 2001 are dependent on the level of revenues and expenses recognized by PDL, both of which are unpredictable and may fluctuate from quarter to quarter. Our expenses depend in part on the timing of expenses, which may include payments by us and to us under collaborative agreements for reimbursement of expenses and which are reported under our policy during the quarter such expenses are reported to us or to our collaborative partners and agreed to by us or our partner. Our revenues depend on numerous factors and may be particularly dependent upon the seasonality of sales of licensed products, including Synagis® from MedImmune, Inc., and our ability to enter into new, if any, collaborative, humanization, and patent licensing agreements and our ability to recognize revenue under any new and existing agreements. In addition, other factors which may cause our actual results to differ materially from those, express or implied, in the forward- looking statements in this press release are discussed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, and our Annual Report on Form 10-K for the year ended December 31, 1999.

Protein Design Labs is a leader in the development of humanized antibodies to prevent or treat various disease conditions. PDL currently has antibodies under development for autoimmune and inflammatory conditions, asthma and cancer. PDL holds fundamental patents in the U.S., Europe and Japan for its antibody humanization technology. Further information on PDL is available at www.pdl.com.

Protein Design Labs and the PDL logo are registered U.S. trademarks of Protein Design Labs, Inc. Synagis is a registered U.S. trademark of MedImmune, Inc.

PROTEIN DESIGN LABS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(In thousands, except net income / (loss) per share data)
	Three months ended December 31,		Twelve months ended December 31,
	2000	1999	2000	1999*
Revenues:
Revenue under agreements with third parties	$ 6,862	$ 5,906	$ 39,907	$ 26,811
Interest and other income	10,735	2,152	23,149	8,943
Total revenues	17,597	8,058	63,056	35,754

Costs and expenses:
Research and development	11,607	11,352	42,334	36,090
General and administrative	3,791	2,523	12,110	9,842
Interest expense	2,250	131	7,965	155
Total costs and expenses	17,648	14,006	62,409	46,087
Net income / (loss)	$ (51)	$ (5,948)	$ 647	$(10,333)
Net income / (loss) per share:
Basic	$ 0.00	$ (0.16)	$ 0.02	$ (0.28)
Diluted	$ 0.00	$ (0.16)	$ 0.01	$ (0.28)
Weighted average number of shares:
Basic	43,323	37,760	40,452	37,396
Diluted	43,323	37,760	44,281	37,396

CONSOLIDATED BALANCE SHEET DATA (unaudited)

	December 31,	December 31,
	2000	1999*

Cash, cash equivalents and investments	$661,174	$137,237
Total assets	704,980	182,551
Total stockholders' equity	534,144	164,743

*Derived from audited financial statements.